SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is between Xtend Networks Ltd (“Xtend”) of Hanegev 4, Airport City, and Amir Hochbaum, and all of his heirs, executors, beneficiaries and assigns (“Employee”) of Makabim.  This Agreement shall be effective as of March 8, 2007 (“Effective Date”).

RECITALS

WHEREAS, Employee served as an employee of Xtend, pursuant to an Employment Agreement dated February 20, 2005 (the “Employment Agreement”); and

WHEREAS, on November 9, 2006, Employee delivered a resignation notice to Xtend; and

WHEREAS, Xtend and Employee desire to amicably settle the termination of Employee’s employment relationship with Xtend; and

WHEREAS, even though Employee has made no claims against Xtend and Xtend has made no claims against Employee, Xtend and Employee desire to resolve any and all claims and potential claims as described in this Agreement.

ACCORDINGLY, the parties agree as follows:

1.                         Effective as of March 9, 2007 (the “Termination Date”), Employee’s employment with Xtend shall cease, except as set forth in this Agreement.  It is understood that effective as of the Termination Date, the employer-employee relationship between the Employee and Xtend shall be fully and finally terminated.

2.                         On the Termination Date, Xtend will:

2.1.                            Pay Employee any salary earned but unpaid through the Termination Date.

2.2.                            Pay Employee Recreation Pay (“Demei Havra’ah”) in the amount of 2,005 nis.

2.3.                            Transfer to the name of Employee the ownership of all his Manager Insurance (“Bituach Menahalim”) policies. It is agreed hereby that providing a letter instructing the insurance company to transfer the Manager’s Insurance policies to Employee’s ownership will be deemed full satisfaction of Xtend’s obligations in connection with Employee’s rights to Manager’s Insurance.

2.4.                            Transfer to Employee’s name, on the date required by law, ownership in the Continuous Education Funds (“Keren Hishtalmut”).  It is agreed hereby, that providing a letter instructing the Education found to transfer the Continuous Education Fund to the ownership of Employee will be deemed as full satisfaction of Xtend’s obligations in connection with Employee’s rights to the Continuous Education Fund.

2.5.                            Pay to Employee for his accrued vacation days in the total gross amount of 35,073 NIS, for 11.14 days of work, constituting the unused vacation days as remains for Employee’s benefit as of the Termination Date.  In the event that the remaining vacation days of Employee will be exceeded, the payment for final salary or any other payment under law or this Agreement owed to Employee will be offset accordingly.

2.6.                            It is agreed herein that providing a letter instructing the insurance company to transfer the Manager’s Insurance policy to the ownership of Employee, and attaching the relevant Form 161, will be deemed to effect the terms stated in paragraphs 2.3 and 2.4.

3.                         No later than the Termination Date, Employee shall return to Xtend the leased car found in his possession and the fuel meter, in good and proper condition, in the same condition as obtained.  Employee is obligated to pay all fees and parking statements pertaining to such car which are attributable to the period that ends on the date of actual return of the car by Employee to Xtend.

4.                         Employee declares and confirms that in accordance with the Option Agreement of April 18, 2005 (“First Option Agreement”) between Employee and Vyyo Inc. (“Vyyo Inc.”), Employee was granted options to acquire 150,000 shares of Common Stock of Vyyo Inc. at an exercise price of $7.34 per share (the “First Options”).  Employee also declares and confirms that in accordance with the Option Agreement dated February 10, 2006 (“Second Option Agreement”) between Employee and Vyyo Inc., Employee was granted options to acquire 50,000 shares of Common Stock of Vyyo Inc. at an exercise price of $5.22 per share (“Second Options”).

Employee declares and affirms that as of the Termination Date, options to acquire 68,750 shares of the aggregate number of options underlying the First Options, and options to acquire 12,500 shares of the aggregate number of options underlying the Second Options shall vest (hereinafter, the aggregate vested options of the First Options and Second Options — 81,250 options — will be collectively referred to as “Vested Options”).  All remaining options that have not vested as of the Termination Date, whether granted pursuant to the First Options or Second Options (i.e., 118,750 options), will be automatically cancelled on the Termination Date and Employee will have no right thereunder.

The Vested Options (and solely the Vested Options) may be exercised until June 8, 2007.  The Vested Options, or any part thereof, which were not exercised will be automatically cancelled as of June 9, 2007, and Employee will not have any right to obtain shares thereby.

Employee declares and confirms that, other than his rights in the Vested Options as stated above, he has no rights of any type to purchase or receive any securities of Vyyo Inc., or of any company affiliated with it (including, without limitation, Vyyo Ltd., Xtend Networks Ltd. or any subsidiary or an affiliate of any of the foregoing companies), whatever their source, including rights in options that were not vested as of the Termination Date, and he will have no claim for such rights.

The provisions of Vyyo Inc.’s Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, and the terms and conditions of the First Option Agreement and the Second Option Agreement between Vyyo Inc. and Employee will continue to apply in accordance with their terms, mutatis mutandis.

5.                         Employee does hereby declare, confirm and undertake that upon receipt of the funds detailed above, Xtend, Vyyo Inc. and any subsidiary thereof, have fulfilled all of their obligations to him in connection with his employment and termination thereof, including salary and all payments, including, without limitation, any and all payments, if applicable, for the advance notice period, payment in redemption of annual vacation or holiday allowance, recreation pay, severance pay, health insurance, expense reimbursement, overtime pay, sick pay, bonuses, that are or shall be due to Employee in connection with his employment with Xtend or the termination thereof.  Employee hereby releases and forever discharges Xtend, Vyyo Ltd and its parent company, subsidiaries, partners, investors, predecessors, successors, heirs, assigns, employees, former employees, shareholders, officers, directors, agents, attorneys, insurance carriers, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereinafter affiliated in any manner, including without limitation any other entity associated with Vyyo Inc. (the “Released Party”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may now have or has ever had against the Released Party, whether based on tort, contract (express or implied), or any applicable law (collectively, the “Released Claims”).  The Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, stock options, shares, sick leave, vacation pay, life or health insurance, or any other fringe benefit.

6.                         For the avoidance of doubt, Employee hereby affirms that this document constitutes a compromise and notification of dismissal with respect to severance compensation within the meaning of section 29 of the Severance Compensation Law - 1963.

7.                         Employee agrees hereby to transfer his position with Xtend in a complete and orderly fashion, to make himself available to Xtend in a reasonable manner, to fulfill the duties instructed by Xtend and to assist Xtend to the best of his ability in anything connected to transferring his position or completing his employment.

8.                         Employee agrees to return to Xtend, no later than the Termination Date, all documents, materials, tools, leased car, cellular phone, and every other equipment that he used during his employment, including his personal or laptop computer, all programs or plans in his possession, in any media whatsoever, and which was obtained in connection with his employment, where the foregoing is in as good condition as received.  Employee further waives and foregoes any claim for delay of return of any of such equipment.  Without derogating from the generality of the foregoing, Employee will return to Xtend all information, in any manner whatsoever, and all computations received or prepared in connection with his employment, and which were in the possession of Xtend or Vyyo, or in any other place, and Employee agrees that he has not and will not make any copy of any such item whatsoever.

9.                         Notwithstanding the foregoing, Xtend will allow Employee, beyond the letter of the law, to transfer, at his own expense, the number of the telephone and the actual device to his own ownership, in accordance with the agreement with the cellular company and in accordance with his signature on the forms of transfer required by such cellular company.  All financial obligations for the use of any of such equipment from the Termination Date until the date of their actual return (including tax obligations and all future payments, fees and obligations in connection with such telephone device) will be borne solely by Employee, and he agrees hereby that Xtend may deduct such amount from his payroll or from any other payment to which he may otherwise be entitled.

10.                   Employee undertakes not to cause other employees of Xtend or Vyyo to leave Xtend or Vyyo and not to solicit the employment of any of the employees of Xtend or Vyyo with his new place of employment.

Employee further undertakes not to directly or indirectly solicit from the clients of the Released Party any business directly or indirectly in competition with the Released Party,

or that involves activities in which any entity comprising the Released Party was engaged or had already planned to be engaged while Employee provided services to Xtend.

11.                   Unless otherwise expressly stated herein, this Agreement cancels all agreements, contracts or other documents between Employee and Xtend, whether written or oral, excluding Employee’s obligations of confidentiality and non-competition with regard to Xtend and Vyyo’s intellectual property (including the confidentiality and non-competition undertakings pursuant to the Employment Agreement and the confidentiality agreement signed between the Employee and Xtend, which is attached hereto as Appendix A), which shall remain in full force and effect.

12.                   The parties to this Agreement agree and confirm that it is known to them that a primary condition to Xtend’s and Employee’s obligations is that each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by them or anyone on their behalf, directly or indirectly, to any third party whatsoever, including employees and consultants of Xtend or its past employees and consultants. Employee confirms that he knows that if he breaches his confidentiality obligations, Xtend will be free from its obligations under this Agreement.

13.                   Employee acknowledges that (a) he has had the opportunity to consult with whomever he desires in regard to this Agreement; (b) he has read and understands the Agreement and is fully aware of its legal effect; and (c) he is entering into this Agreement freely and voluntarily, and based on he own judgment and not on any representations or promises made by Xtend, other than those contained in this Agreement.

14.                   Notwithstanding the foregoing the confidentiality obligations set forth herein shall not apply to information that is required to be disclosed pursuant to law or the order of any governmental authority and either party may disclose such information.

DATED: March 8, 2007		DATED: March 8, 2007

/s/ Arik Levi		/s/ Amir Hochbaum

Xtend Ltd.		Employee

By:	Arik Levi